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                                  EXHIBIT 99.1



7th Level & Pulse Cancel Merger Plans; 7th Level Announces Commitments and Terms for $4.5 Million Bridge Loan and $10 Million Private Placement

     DALLAS, TX, (April 22, 1998) -- 7th Level, Inc. (NASDAQ: SEVL) announced that the Company and privately-held Pulse Entertainment, Inc. of Los Angeles have decided not to proceed with their proposed merger. Separately, 7th Level announced it has obtained commitments for a $4.5 million bridge loan and a $10 million private placement to finance the ramp up and rollout of 7/th/ Level's revolutionary new line of technology products.

     Donald Schupak, Chairman of 7th Level, and Bill Woodward, CEO of Pulse, said the decision was mutual, friendly and in the best interest of both companies. "After thorough due diligence," they said in a joint statement, "we concluded it would be more profitable for each company to develop and market its own technology separately." Under the originally proposed terms, 7th Level would have issued approximately 21 million common shares to Pulse shareholders and would have had to raise $15 million financing in a private placement.

     "As an independent 7th Level," Mr. Schupak said, "we have accepted subscriptions for a $10 million private placement of preferred stock including a $4.5 million bridge loan. Under the terms of the placement, the Company may be obligated to issue up to 8.275 million shares of common stock on conversion of preferred stock and exercise of any $0.01 warrants." Mr. Schupak noted that all of the commitments, terms and conditions of the bridge loan and the private placement were agreed upon privately on Monday. "We have raised the funds called for by our business plan and our existing shareholders will experience substantially less dilution than they would have had the merger and related financing been completed."

     Earlier this month, 7th Level announced it had developed a new technology, the first of its kind, for preparing and streaming, or broadcasting, real-time, intelligent, interactive animation over the Internet and other networked delivery systems. The Company announced that it had signed an agreement with AudioNet, the largest broadcast network on the Internet, to support and deliver the new technology and market it to Internet advertisers. Earlier this week, 7th Level announced an agreement with WaveTop, the leading data broadcaster, to provide a similar technology solution for use in the creation of interactive, character-based advertisements. WaveTop broadcasts Web content via the television bandwidth to home PC users in 50 major markets.

     "Remaining independent enables 7th Level to focus exclusively on its strategy of supplying tools and services directed at enabling interactive animation over the Internet, corporate intranets and other network environments," said Mr. Schupak. "7th Level's interactive animation tools, designed to bring network advertising and content to life, are derived from the Company's award-winning Studio 7 Suite, developed at a cost of tens of millions of dollars," he said. "The unique approach underlying the technology is destined to make 7th Level's tools the standard for preparing and delivering interactive animation. With our low fixed cost, enabled by a 90% reduction in staff over the past several months, and control of a developing standard, for which we see substantial demand, we now are confident that 7th Level is on the cusp of establishing a very profitable and sustainable business."

     As part of its plan to exit CD-ROM content development and leverage its software technologies, 7th Level announced plans in November to acquire Pulse and merge the two operations into a new company to be called P7 Solutions.
Under proposed terms, Pulse shareholders would have owned 60% of the outstanding shares of P7 and 7th Level shareholders, who own a total of approximately 13.8 million shares outstanding, would have owned 40% of the outstanding shares of P7. The transaction required, among other things, the approval of a majority of 7th Level stockholders as well as Pulse's stockholders.

     A key premise was that the merger would combine 3D authoring applications from Pulse with 2D production and animation systems from 7th Level to create a powerful, easy to use, object-oriented tool suite for the creation and delivery of interactive digital media, according to Richard Merrick, 7/th/ Level's Chief Strategist and general manager of its technology team.
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     "Since then," said Mr. Merrick, "our engineers have made terrific progress in demonstrating our technology's ability to stream and control animation over the Internet. Our new line of products are designed to support our own reusable animation as well as rich media produced by commonly used software packages. This enables our technology, standing on its own and not connected to a particular or proprietary suite of development tools, to rapidly emerge as the standard for preparing and delivering interactive content."

     "We will be ready to begin marketing our first commercial technology product this summer and we expect to ship beta versions in May," he continued. "In addition to our recent marketing collaborations with AudioNet and WaveTop, we expect to conclude other key strategic relationships in the very near future."

     In a separate statement, Young Harvill, Chief Technology Officer of Pulse, indicated that Pulse intends to pursue its proprietary, next generation 3D authoring technology for the Internet.

     7th Level, Inc. (NASDAQ: SEVL) is a developer of leading-edge technologies which can be used by anyone to quickly and easily create rich media content for use in advertising, e-commerce, training, customer support and other e-business applications. Additional information on 7th Level is available via the Internet at www.7thlevel.com.

-- END --

Forward-Looking Statements: This news release contains forward-looking statements, which involve risks and uncertainties. Accordingly, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company. These factors include the company's ability to secure financing for its new business strategy, the success of the Company's cost reduction actions, the ability to attract and retain strategic partners, the ability to leverage intangible assets in its technology, the ability to complete new projects at planned costs and on planned schedules and the market acceptance of the Company's products. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Gary Fishman/Susan Romeo  212/527-4808